Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

DIAMETER DYNAMIC CREDIT FUND

THIS CERTIFICATE OF TRUST of Diameter Dynamic Credit Fund (the “Trust”) is being duly executed and filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.	Name. The name of the statutory trust formed by this Certificate of Trust is Diameter Dynamic Credit Fund.

2.

Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904. The name of the Trust’s registered agent at such address is Cogency Global Inc.

3.	Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Michael Cohn
Michael Cohn, not in his individual capacity but solely as trustee